Exhibit 99.1

Contacts:	Fred Adams, Jr., Chairman and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS, INC. REPORTS FOURTH QUARTER AND FISCAL 2008 RESULTS

JACKSON, Miss. (July 28, 2008) - Cal-Maine Foods, Inc. (NASDAQ:CALM) today announced financial results for the fourth quarter and fiscal year ended May 31, 2008. For the fourth quarter of fiscal 2008, net sales were $235.6 million compared with net sales of $169.9 million for the fourth quarter a year ago. The Company reported net earnings of $36.6 million, or $1.54 per basic share, for the fourth quarter of fiscal 2008 compared with net earnings of $18.3 million, or $0.78 per basic share, for the same period last year.

For the fiscal year 2008, net sales were $915.9 million compared with net sales of $598.1 million for fiscal 2007. The Company reported net income of $151.9 million, or $6.41 per basic share, for fiscal 2008 compared with net income of $36.7 million, or $1.56 per basic share, in fiscal 2007.

Fred Adams, Jr., chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “The results for the fourth quarter reflect good demand for eggs and strong egg prices. The overall supply of eggs was slightly lower than the same period last year, which contributed to a more favorable market balance. Feed costs continued to be very high, reflecting the rising costs of corn and soybean meal.

“For fiscal 2008, our results reflect very good egg prices, record high feed costs, and a solid performance by the Cal-Maine management team. As we look ahead, we see continued strong demand for eggs, a slightly higher, but manageable, egg supply, and further volatility with respect to corn and soybean meal prices. All of our operations are running smoothly, and we are optimistic about Cal-Maine’s business for the year ahead.”

For the fourth quarter of fiscal 2008, Cal-Maine will pay a cash dividend of approximately $.516 per share to holders of its common stock. A cash dividend of approximately $.49 per share will be paid to holders of its Class A common stock, which represents 95 percent of the amount paid to holders of common stock. The amount paid could vary slightly based on the amount of outstanding shares on the record date. The dividend is payable August 14, 2008, to shareholders of record on July 30, 2008.

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company’s SEC filings) that could cause actual results to differ materially from those projected. SEC filings may be obtained from the SEC or by contacting the Company.

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960 ▪	JACKSON, MISSISSIPPI 39207
	PHONE 601-948-6813	FAX 601-969-0905

CALM Reports Fourth Quarter and Fiscal 2008 Results

July 28, 2008

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	May 31,	June 2,	May 31,	June 2,
	2008	2007	2008	2007
Net sales	$235,628	$169,872	$915,939	$598,128
Gross profit	72,042	41,080	298,556	118,624
Operating income	52,043	26,517	223,637	58,230
Income before income taxes	54,911	27,107	231,391	56,261

Net income	$36,558	$18,283	$151,861	$36,656

Net income per common share:
Basic	$1.54	$0.78	$6.41	$1.56
Diluted	$1.54	$0.77	$6.40	$1.55

Weighted average shares outstanding:
Basic	23,714	23,581	23,677	23,526
Diluted	23,751	23,647	23,733	23,599

SUMMARY BALANCE SHEET
(Unaudited)
(In thousands)

	May 31,	June 2,
ASSETS	2008	2007
Cash and short-term investments	$94,858	$54,532
Receivables	50,223	38,180
Inventories	76,766	62,208
Other	2,418	1,390
Current assets	224,265	156,310

Property, plant and equipment (net)	206,493	193,590
Other assets	70,478	14,668
Total assets	$501,236	$364,568

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$67,952	$45,051
Other current liabilities	10,358	5,435
Current maturities of long-term debt	11,470	13,442
Deferred income taxes	12,935	11,830
Current liabilities	102,715	75,758

Deferred income taxes and other liabilities	37,161	33,661
Long-term debt, less current maturities	85,680	99,410
Shareholders' equity	275,680	155,739
Total liabilities and shareholders' equity	$501,236	$364,568

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